Exhibit 23.3

CONSENT OF GLJ LTD.

To:

U.S. Securities and Exchange Commission

Dear Sirs/Mesdames:

Re:         Vaalco Energy Inc.

Annual Report on Form 10-K

We refer to our report dated effective December 31, 2022, with a preparation date of February 20, 2023, assessing and evaluating the proved, probable and possible reserves of Vaalco Energy Inc. located in the Harmattan property of Canada and the PetroBakr property of Egypt (the "Report"). We hereby consent to the references in this Annual Report on Form 10-K of Vaalco Energy Inc. (the “Company”), to our summary reports on audits of the estimated quantities of certain proved reserves of oil and gas, net to the Company’s interest, and to such report and this consent being filed as exhibits to this Form 10-K. We have read the Form 10-K and have no reason to believe that there is any misrepresentation in the information contained therein derived from the Report or that is within our knowledge as a result of the services we provided in preparing the Report. We further consent to the incorporation by reference thereof into Vaalco Energy Inc.’s Registration Statements on Form S-3 (No. 333-261934) and Form S-8 (Nos. 333-257028, 333-239424, 333-218824 and 333-197180).

Yours truly,

GLJ LTD.

/s/ Patrick A. Olenick, P. Eng.

Vice President

Calgary, Alberta

March 17, 2023